Exhibit 23.1

KPMG LLP
Suite 1400
55 Second Street
San Francisco, CA 94105

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 14, 2025, with respect to the consolidated financial statements of DoorDash, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California
February 14, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.